As filed with the Securities and Exchange Commission on September 27, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STAMPS.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0454966
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1990 E. Grand Avenue
El Segundo, CA 90245
(Address of Principal Executive Offices, including Zip Code)

Stamps.com Inc. 2010 Equity Incentive Plan, as amended
Stamps.com Inc. February 26, 2018 Equity Inducement Award
Stamps.com Inc. 2018 MetaPack Equity Inducement Plan
(Full title of the plan)

Matthew A. Lipson, Esq.
Chief Legal Officer and Secretary
Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
(Name and address, and telephone number, including area code, of agent for service)

copies to:
Katherine J. Blair, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
(310) 312-4000
(310) 312-4224 Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2018 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (A)	401,328	$72.195	(2)	$28,973,875.96	(2)	$3,511.63
Common Stock, par value $0.001 per share, underlying outstanding options granted in connection with the 2018 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (A)	1,798,672	$36.32	(3)	$65,327,767.04	(3)	$7,917.73
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Stamps.com Inc. February 26, 2018 Equity Inducement Award	60,000	$201.00	(4)	$12,060,000.00	(4)	$1,461.68
Common Stock, par value $0.001 per share, reserved for issuance pursuant to outstanding options granted under the Stamps.com Inc. 2018 MetaPack Equity Inducement Plan	262,500	$231.75	(5)	$60,834,375.00	(5)	$7,373.13
Total						$20,264.16

(A)
Does not include an aggregate of 6,800,000 shares of Common Stock reserved for issuance pursuant to awards granted under the Stamps.com Inc. 2010 Equity Incentive Plan and registered on Forms S-8 (File No.s 333-168360 and 333-216990) filed with the Securities and Exchange Commission on July 28, 2010 and March 28, 2017 (see “Explanatory Note,” infra.).

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock of Stamps.com Inc. (the “Registrant”) that become issuable under the Stamps.com Inc. 2010 Equity Incentive Plan (the “2010 EIP”), the Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (the “2018 MP EIP”), and the Stamps.com Inc. February 26, 2018 Equity Inducement Award (the “Feb.2018 EIA”) set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (h) of the Securities Act, based on a price of $72.195, which represents the average of the high and low prices of the Registrant’s Common Stock as quoted on The Nasdaq Global Select Market on September 23, 2019.

(3)
Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on a price of $36.32, which represents the weighted average exercise price per share of options granted under the 2018 Amendment to the 2010 EIP.

(4)
Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on a price of $201.00, which represents the exercise price of the options granted pursuant to the Feb.2018 EIA.

(5)
Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee, based on a price of $231.75, which represents the exercise price of the options granted pursuant to the 2018 MP EIP.

EXPLANATORY NOTE

Stamps.com Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering (a) an additional 2,200,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable under the 2010 EIP that are reserved for issuance pursuant to the 2018 Amendment, and which shares of Common Stock are in addition to shares of Common Stock registered on the Registrant’s Forms S-8 filed on July 28, 2010 (File No. 333-168360) and on March 28, 2017 (File No. 333-216990); (b) 60,000 shares of Common Stock issuable under the Feb.2018 EIA; and (c) 262,500 shares of Common Stock issuable under the 2018 MP EIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2010 EIP, the Feb.2018 EIA, and the 2018 MP EIP, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the SEC are incorporated herein by reference:

(a)          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019;

(b)          Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019, filed with the SEC on May 10, 2019 and August 8, 2019, respectively;

(c)          Our Current Reports on Form 8-K (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed with the SEC on February 22, 2019, April 4, 2019, April 11, 2019, May 9, 2019, June 14, 2019 and August 7, 2019; and

(d)          The description of our Common Stock contained in our Registration Statement on Form S-1 (Registration No. 333-77025), our Registration Statement on Form 8-A (Registration No. 000-26427) and our Registration Statement on Form S-1 (Registration No. 333-90115) and the information contained under Proposal 2 in our Proxy Statement (DEF 14A) filed on April 2, 2008, and any amendment or report filed for the purpose of updating any such description.

All documents (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed  suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful). Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation. Delaware law further provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, or by reason of any agreement, a vote of stockholders or disinterested directors or otherwise.

Article VIII of our amended and restated certificate of incorporation, as amended (the “Certificate”), provides, in part, that we shall indemnify (and advance expenses to) to the fullest extent authorized under Delaware General Corporation Law, each person who is or was a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he (or a person of whom he is the legal representative) is or was a director or officer of us or a subsidiary, or is or was serving at our request as a director or officer of another entity or enterprise, or was a director or officer of a corporation that was our predecessor (or of another entity or enterprise at the request of such predecessor), against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in the action, suit or proceeding. In addition, the Certificate provides that we are authorized to provide, to the fullest extent provided by applicable law, indemnification to our directors, officers, employees and agents, through bylaw provisions, agreements with such persons or otherwise in excess of indemnification and advancement permitted by Section 145 of the Delaware General Corporation Law, subject to limits created by applicable Delaware (statutory or non-statutory) laws, with respect to action for breach of duty to us, our stockholders and others.

Article VII, Section 6 of our bylaws, as amended, also provides, in part, that we shall, to the fullest extent authorized by Delaware law, indemnify (and advance expenses to under certain circumstances) any current or former directors or officers made, or threatened to be made, party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of being or having been a director or officer of us or a predecessor corporation or, while a director or officer of us, is or was serving at our request as a director or officer of another corporation or other entity, and that such indemnification is not exclusive to other indemnification rights those persons may have. In addition, our board of directors, in its discretion, shall have the power to indemnify any person other than a director made party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of ours.

Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to eliminate, and our Certificate provides for the elimination of, the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

We have entered into indemnification agreements with our directors containing provisions that may require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors, officers, employees, agents or fiduciaries of the corporation other than liabilities arising from willful misconduct of a culpable nature, to advance their expense incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ liability insurance if maintained for other directors or officers. We also maintain directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to our Form 10-Q filed with the SEC on August 8, 2008 (File No. 000-26427)).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii).1 to our Form 10-Q filed with the SEC on November 9, 2018 (File No. 000-26427)).
4.3
Specimen common stock certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 4 to our Registration Statement on Form S-1, filed with the SEC on June 22, 1999 (File No. 333-77025)).

5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex D of our Definitive Proxy Statement on Form 14A filed with the SEC on April 30, 2018) (File No. 000-26427)).
99.2
2014 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex D of our Definitive Proxy Statement on Form 14A filed with the SEC on April 30, 2018) (File No. 000-26427)).

99.3
2016 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex D of our Definitive Proxy Statement on Form 14A filed with the SEC on April 30, 2018) (File No. 000-26427)).

99.4
2018 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex E of our Definitive Proxy Statement on Form 14A filed with the SEC on April 30, 2018) (File No. 000-26427)).

99.5	Form of Stock Option Agreement (incorporated by reference to Exhibit 4.4 to our Form S-8, filed with the SEC on July 28, 2010 (File No. 333-168360)).
99.6	Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (incorporated by reference to Exhibit 10.38 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).
99.7
Form of Non-CSOP Award Agreement to Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (incorporated by reference to Exhibit 10.39 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).

99.8
Form of CSOP Award Agreement to Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (incorporated by reference to Exhibit 10.40 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).

99.9	Form of Stamps.com Inc. February 26, 2018 Equity Inducement Award (incorporated by reference to Exhibit 10.7 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on September 27, 2019.

STAMPS.COM INC.

By:	/s/ Kenneth McBride
Kenneth McBride
Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth McBride and Jeffrey Carberry, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth McBride	Chairman and Chief Executive Officer (Principal Executive Officer)	September 26, 2019
Kenneth McBride

/s/ Jeffrey Carberry	Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2019
Jeffrey Carberry

/s/ Mohan P. Ananda	Director	September 26, 2019
Mohan P. Ananda

/s/ David Habiger	Director	September 26, 2019
David Habiger

/s/ G. Bradford Jones	Director	September 27, 2019
G. Bradford Jones

/s/ Kate Ann May	Director	September 27, 2019
Kate Ann May

/s/ Theodore R. Samuels	Director	September 26, 2019
Theodore R. Samuels

Exhibit Index

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to our Form 10-Q filed with the SEC on August 8, 2008 (File No. 000-26427)).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3(ii).1 to our Form 10-Q filed with the SEC on November 9, 2018 (File No. 000-26427)).
4.3
Specimen common stock certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 4 to our Registration Statement on Form S-1, filed with the SEC on June 22, 1999 (File No. 333-77025)).

5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex D of our Definitive Proxy Statement on Form 14A filed with the SEC on April 30, 2018) (File No. 000-26427)).
99.2
2014 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex D of our Definitive Proxy Statement on Form  14A filed with the SEC on April 30, 2018) (File No. 000-26427)).

99.3
2016 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex D of our Definitive Proxy Statement on Form  14A filed with the SEC on April 30, 2018) (File No. 000-26427)).

99.4
2018 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan (incorporated by reference to Annex E of our Definitive Proxy Statement on Form  14A filed with the SEC on April 30, 2018) (File No. 000-26427)).

99.5	Form of Stock Option Agreement (incorporated by reference to Exhibit 4.4 to our Form S-8, filed with the SEC on July 28, 2010 (File No. 333-168360)).
99.6	Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (incorporated by reference to Exhibit 10.38 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).
99.7
Form of Non-CSOP Award Agreement to Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (incorporated by reference to Exhibit 10.39 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).

99.8
Form of CSOP Award Agreement to Stamps.com Inc. 2018 MetaPack Equity Inducement Plan (incorporated by reference to Exhibit 10.40 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).

99.9	Form of Stamps.com Inc. February 26, 2018 Equity Inducement Award (incorporated by reference to Exhibit 10.7 to our Form 10-K, filed with the SEC on March 1, 2019 (File No. 000-26427)).